Exhibit G


THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER,
SALE OR TRANSFER.   SUBJECT TO COMPLIANCE WITH THE REQUIREMENTS OF THE
SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE PLEDGED IN CONNECTION WITH A BONAFIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THIS WARRANT OR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARANT.

Warrant to Purchase                                Issue Date:  March 28, 2002
262,663  Shares

                          WARRANT TO PURCHASE COMMON STOCK

                                         of

                        RAMTRON INTERNATIONAL CORPORATION

THIS CERTIFIES that Infineon Technologies AG, a German stock corporation ("Infineon") or any subsequent holder hereof (the "Holder"), has the right to purchase from RAMTRON INTERNATIONAL CORPORATION, a Delaware corporation (the "Company"), up to two hundred sixty-two thousand six hundred sixty-three (262,663) fully paid and nonassessable shares of the Company's common stock, par value $.01 per share (the "Common Stock"), subject to adjustment as provided herein, at a price equal to the Exercise Price (as defined below), at any time beginning on the date on which this Warrant is issued (the "Issue Date") and ending at 5:00 p.m., New York time, on the date that is the fifth
(5th) anniversary of the Issue Date (the "Expiration Date"). This Warrant is issued pursuant to the Securities Purchase Agreement, dated as of March 14, 2002, between the Company and Infineon (the "Securities Purchase Agreement"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Securities Purchase Agreement.

1.  Exercise.

(a) Right to Exercise; Exercise Price. The Holder shall have the right to exercise this Warrant at any time and from time to time during the period beginning on the Issue Date and ending on the Expiration Date as to all or any part of the shares of Common Stock covered hereby (the "Warrant Shares"). The "Exercise Price" payable by the Holder in connection with the exercise of this Warrant shall be equal to $4.28 (subject to adjustment for the events specified in Section 6 below).


                                    Page-1

(b) Exercise Notice. In order to exercise this Warrant, the Holder shall send by facsimile transmission, at any time prior to 7:00 p.m., New York time, on the Business Day on which the Holder wishes to effect such exercise (the "Exercise Date"), to the Company and to its designated transfer agent for the Common Stock (the "Transfer Agent") a copy of the notice of exercise in the form attached hereto as Exhibit A (the "Exercise Notice") stating the number of Warrant Shares as to which such exercise applies and the calculation therefor. The Holder shall thereafter deliver to the Company the original Exercise Notice, the original Warrant and, in the case of a Cash Exercise (as defined below), the Exercise Price. In the case of a dispute as to the calculation of the Exercise Price or the number of Warrant Shares issuable hereunder (including, without limitation, the calculation of any adjustment pursuant to Section 6 below), the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and shall submit the disputed calculations to the Company's independent accountant of national recognition within two (2) Business Days following the date on which the Exercise Notice is delivered to the Company. The Company shall cause such accountant to calculate the Exercise Price and/or the number of Warrant Shares issuable hereunder and to notify the Company and the Holder of the results in writing no later than two (2) Business Days following the day on which such accountant received the disputed calculations (the "Dispute Procedure"). Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(c) Holder of Record. The Holder shall, for all purposes, be deemed to have become the holder of record of the Warrant Shares specified in an Exercise Notice on the Exercise Date specified therein, irrespective of the date of delivery of such Warrant Shares. Except as specifically provided herein, nothing in this Warrant shall be construed as conferring upon the Holder hereof any rights as a stockholder of the Company prior to the Exercise Date.

(d) Cancellation of Warrant. This Warrant shall be canceled upon its exercise and, if this Warrant is exercised in part, the Company shall, at the time that it delivers Warrant Shares to the Holder pursuant to such exercise as provided herein, issue a new warrant, and deliver to the Holder a certificate representing such new warrant, with terms identical in all respects to this Warrant (except that such new warrant shall be exercisable into the number of shares of Common Stock with respect to which this Warrant shall remain unexercised); provided, however, that the Holder shall be entitled to exercise all or any portion of such new warrant at any time following the time at which this Warrant is exercised, regardless of whether the Company has actually issued such new warrant or delivered to the Holder a certificate therefor.


                                    Page-2

2. Delivery of Warrant Shares Upon Exercise. Upon receipt of an Exercise Notice pursuant to paragraph 1 above, the Company shall, (A) in the case of a Cashless Exercise (as defined below), no later than the close of business on the third (3rd) Business Day following the Exercise Date set forth in such Exercise Notice, (B) in the case of a Cash Exercise (as defined below) no later than the close of business on the later to occur of (i) the third (3rd) Business Day following the Exercise Date set forth in such Exercise Notice and
(ii) such later date on which the Company shall have received payment of the Exercise Price, and (C) with respect to Warrant Shares which are the subject of a Dispute Procedure, the close of business on the third (3rd) Business Day following the determination made pursuant to paragraph 1(b) (the "Delivery Date"), issue and deliver or caused to be delivered to the Holder the number of Warrant Shares as shall be determined as provided herein. The Company shall effect delivery of Warrant Shares to the Holder by, as long as the Transfer Agent participates in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program ("FAST") and no legend is required to appear on any physical certificate if issued, crediting the account of the Holder or its nominee at DTC (as specified in the applicable Exercise Notice) with the number of Warrant Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST, or if the Warrant Shares are not otherwise eligible for delivery through FAST, or if the Holder so specifies in an Exercise Notice or otherwise in writing on or before the Exercise Date, the Company shall effect delivery of Warrant Shares by delivering to the Holder or its nominee physical certificates representing such Warrant Shares, no later than the close of business on such Delivery Date. Warrant Shares delivered to the Holder shall not contain any restrictive legend as long as (x) the resale, transfer, pledge or other disposition of such shares is covered by an effective registration statement, (y) such shares have been publicly sold pursuant to Rule 144, or
(z) such shares can be sold pursuant to Rule 144(k), or any successor rule or provision.

3.  Failure to Deliver Warrant Shares.

In the event that the Holder has not received certificates (without any restrictive legend in the circumstances described in clause (x), (y) or (z) of paragraph 2 above) representing the number of Warrant Shares specified in the applicable Exercise Notice on or before the Delivery Date therefor (an "Exercise Default"), the Holder shall have the following rights:

(a) the right to receive from the Corporation an amount equal to (i) "N/365" multiplied by (ii) the aggregate Exercise Price of the Warrant Shares which are the subject of such Exercise Default (such amount, the "Exercise Default Amount") multiplied by (iii) twenty four percent (24%), where "N" equals the number of days elapsed between the Delivery Date and the date on which such Exercise Default has been cured; and, at the Holder's option, either of the following:


                                    Page-3

(b) (1) the right to receive from the Corporation an amount equal to (A) the aggregate amount paid by the Holder for shares of Common Stock purchased by the Holder in order to make delivery on a sale effected in anticipation of receiving Warrant Shares upon such exercise minus
         (B) the aggregate Exercise Price for such Warrant Shares; or

    (2) the right to require the Corporation to reinstate the Warrant by an amount equal to the Exercise Default Amount and deem the exercise resulting in such Exercise Default rescinded, null and void.

In addition to its right to receive the foregoing amounts, the Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Amounts payable under this paragraph 3 shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day following written notice from the Holder to the Company specifying the amount owed to it by the Company pursuant to this paragraph 3.

4.  Exercise Limitations.

Subject to the terms of the Rights Agreement, dated as of April 19, 2001, between the Corporation and Citibank, N.A., in no event shall the Holder be permitted to exercise this Warrant, or part thereof, with respect to Warrant Shares in excess of the number of such shares, upon the issuance of which,
(x) the number of shares of Common Stock beneficially owned by the Holder (other than shares which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph 4) plus (y) the number of shares of Common Stock issuable upon such exercise would be equal to or exceed 49.9% of the number of shares of Common Stock then issued and outstanding. As used herein, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this paragraph 4 applies, the submission of an Exercise Notice by the Holder shall be deemed to be the Holder's representation that this Warrant is exercisable pursuant to the terms hereof and the Company shall be entitled to rely on such representation without making any further inquiry as to whether this
Section 4 applies. Nothing contained herein shall be deemed to restrict the right of a Holder to exercise this Warrant, or part thereof, at such time as such exercise will not violate the provisions of this Section 4.

5. Payment of the Exercise Price; Cashless Exercise. The Holder may pay the Exercise Price in either of the following forms or, at the election of Holder, a combination thereof:

(a) through a cash exercise (a "Cash Exercise") by delivering immediately available funds, or


                                    Page-4

(b) if all of the Warrant Shares issuable hereunder are not then eligible for resale pursuant to an effective Registration Statement, through a cashless exercise (a "Cashless Exercise") by surrendering this Warrant to the Company and noting on the Exercise Notice that the Holder wishes to effect a Cashless Exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

            X = Y x (A-B)/A

    where:  X = the number of Warrant Shares to be issued to the Holder;

            Y = the number of Warrant Shares with respect to which this
                Warrant is being exercised;

            A = the Market Price (as defined in the Debenture) on the Exercise
                Date; and

            B = the Exercise Price.

For purposes of Rule 144, it is intended and acknowledged that the Warrant Shares issued in a Cashless Exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares required by Rule 144 shall be deemed to have been commenced, on the Issue Date.

6. Anti-Dilution Adjustments; Distributions; Other Events. The Exercise Price and the number of Warrant Shares issuable hereunder shall be subject to adjustment from time to time as provided in this Section 6. In the event that any adjustment of the Exercise Price or the number of Warrant Shares as required herein results in a fraction of a cent or fraction of a share, as applicable, such Exercise Price or number of Warrant Shares shall be rounded up or down to the nearest cent or share, as applicable.

(a) Adjustment of Exercise Price upon Certain Issuances of Common Stock. In the event that the Company (A) issues Common Stock, whether upon the exercise of rights, warrants, securities convertible or exercisable into Common Stock ("Convertible Securities")or otherwise, at a price per share that is lower than the Exercise Price then in effect, or (B) issues Convertible Securities with a conversion price, exercise price or exchange ratio, that is lower than the Exercise Price, the Exercise Price shall be reduced to such lower price. In the event that the Company (A) issues Common Stock, whether upon the exercise of Convertible Securities or otherwise, or (B) issues Convertible Securities with a conversion price, exercise price or exchange ratio, in the case of either (A) or
     (B), that is lower than the Market Price (but not lower than the Exercise Price, in which case the immediately preceding sentence shall apply), the Exercise Price shall be reduced to a price determined by multiplying the Exercise Price in effect immediately prior to such issuance by a fraction, (i) the numerator of which is an amount equal to the sum of (x) the number of shares of outstanding (not including any shares of Common Stock held in the treasury of the Company) immediately prior to the such


                                    Page-5
     issuance, plus (y) the quotient of the aggregate consideration (if any) received by the Company upon such issuance divided by the Market Price in effect immediately prior to such issuance, and (ii) the denominator of which is the total number of shares of Common Stock Deemed Outstanding immediately after such issuance. "Common Stock Deemed Outstanding" shall mean the number of shares of Common Stock actually outstanding excluding any shares of Common Stock held in the treasury of the Company, but which shall include, in the case where any such issuance comprises the issuance of Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise of the Convertible Securities for which the adjustment is required. No further adjustment of the Exercise Price shall be made pursuant to this paragraph (a) upon the actual issuance of Common Stock pursuant to such Convertible Securities, unless the price at which such issuance is effected is less than the price used to make such adjustment, in which case the Exercise Price shall be adjusted as though such lesser price had been in effect as of the date on which such Convertible Securities were issued.

(b) Subdivision or Combination of Common Stock. If the Company, at any time after the Issue Date, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a greater number of shares, then after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company, at any time after the initial issuance of this Warrant, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionally increased.

(c) Distributions. If the Company or any of its Subsidiaries shall at any time distribute to holders of Common Stock (or to a holder, other than the Company, of the common stock of any such Subsidiary) cash, evidences of indebtedness or other securities or assets including any dividend or distribution in shares of capital stock of a Subsidiary of the Company (collectively, a "Distribution") then, in any such case, the Holder of this Warrant shall be entitled to receive, at the same time as such assets are received by a holder of such stock, at the option of the Holder, (A) an amount and type of such Distribution as though the Holder were a holder on the record date therefor of a number of shares of Common Stock into which this Warrant is exercisable as of such record date (such number of shares to be determined at the Exercise Price then in effect and without regard to any limitation on exercise of this Warrant that may exist pursuant to the terms hereof or otherwise) and (B) a reduction in the Exercise Price as of the record date for such Distribution, such reduction to be effected by reducing the Exercise Price in effect on the Business Day immediately preceding such record date by an amount equal to the fair market value of the assets so distributed divided by the number of shares of Common Stock to which such Distribution is made, such fair market value to be reasonably determined in good faith by the Company's Board of Directors.


                                    Page-6

(d) Major Transactions. In the event of a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or the Company shall sell all or substantially all of its assets (each of the foregoing being a "Major Transaction"), then the holder of this Warrant may, at its option, either (a) in the event that the Common Stock remains outstanding or holders of Common Stock receive any common stock or substantially similar equity interest, in each of the foregoing cases which is publicly traded, retain this Warrant and this Warrant shall continue to apply to such Common Stock or shall apply, as nearly as practicable, to such other common stock or equity interest, as the case may be, or (b) receive consideration, in exchange for this Warrant upon the surrender thereof (without payment of any exercise price hereunder), equal to the greater of, as determined in the sole discretion of the Holder, (i) the number of shares of stock or securities or property of the Company, or of the entity resulting from such Major Transaction (the "Major Transaction Consideration"), to which a holder of the number of shares of Common Stock delivered upon the exercise of this Warrant (pursuant to the Cashless Exercise feature hereof) would have been entitled upon such Major Transaction had the Holder so exercised this Warrant (without regard to any limitations on exercise herein or elsewhere contained) on the Trading Date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had the Holder been the holder of record of such Common Stock at the time of the consummation of such Major Transaction, and (ii) cash paid by the Company in immediately available funds in an amount equal to the product of the (x) Market Price (as defined in the Debenture) calculated as of the date of the public announcement of the transaction resulting in such Major Transaction, and (y) the maximum number of Warrant Shares issuable to the Holder upon a Cashless Exercise of the Warrant as of such date (without regard to any limitations on exercise herein contained), and the Company shall make lawful provision for the foregoing as a part of such Major Transaction and, in the case of (i) above, shall cause the issuer of any security in such transaction to assume all of the Company's obligations under the Securities Purchase Agreement, the Debenture and the Registration Rights Agreement.

(e) Adjustments; Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this paragraph 6, the Holder of this Warrant shall, upon exercise of this Warrant, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this paragraph 6. Any adjustment made herein that results in a decrease in the Exercise Price shall also effect a proportional increase in the number of shares of Common Stock into which this Warrant is exercisable.


                                    Page-7

(f) Exceptions to Adjustment of Exercise Price. No adjustment to the Exercise Price will be made pursuant to this Section 6 (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the Initial Closing Date (except in the case where the price at which such warrant, option or security is exercised has decreased since the Initial Closing Date as a result of a reset, anti-dilutive adjustment or similar occurrence); (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan, stock option plan or restricted stock plan of the Company now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the Board of Directors of the Company; (iii) upon the exercise of the Warrants or the conversion of the Debentures; (iv) upon the issuance of securities pursuant to a firm-commitment, fixed-price underwritten offering; and (v) upon the issuance of securities in connection with a strategic investment made by the Company or a third party, the primary purpose of which is not the raising of equity capital; provided, that any and all such issuances do not exceed, in the aggregate, five percent (5%) of the Common Stock outstanding as of the Issue Date. Notwithstanding the foregoing, no adjustment to the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments to the Exercise Price by reason of this clause that are not made shall be carried forward and taken into account in any subsequent adjustment of the Exercise Price that is required to be made under this Warrant

7.  Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the exercise of this Warrant, but on exercise of this Warrant, the Holder hereof may purchase only a whole number of shares of Common Stock. If, on exercise of this Warrant, the Holder hereof would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon exercise shall be rounded up or down to the nearest whole number of shares of Common Stock.

8.  Transfer of this Warrant.

The Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part, as long as such sale or other disposition is made in the pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act. Upon such transfer or other disposition, the Holder shall deliver a written notice to the Company, substantially in the form of the Transfer Notice attached hereto as Exhibit B (the "Transfer Notice"), indicating the person or persons to whom this Warrant shall be transferred and, if less than all of this Warrant is transferred, the number of Warrant Shares to be covered by the part of this Warrant to be transferred to each such person. Within three (3) Business Days of receiving a Transfer Notice and the original of this Warrant, the Company shall deliver to the each transferee designated by the Holder a Warrant or Warrants of like tenor and terms for the appropriate number of Warrant Shares and, if less than all this Warrant is transferred, shall deliver to the Holder a Warrant for the remaining number of Warrant Shares.


                                    Page-8

9.  Benefits of this Warrant.

This Warrant shall be for the sole and exclusive benefit of the Holder of this Warrant and nothing in this Warrant shall be construed to confer upon any person other than the Holder of this Warrant any legal or equitable right, remedy or claim hereunder.

10.  Loss, theft, destruction or mutilation  of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Company, and upon surrender of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

11.  Notice or Demands.

Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Warrant shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day and (ii) on the next Business Day after timely delivery to an overnight courier, addressed as follows:

If to the Company:

     Ramtron International Corporation
     1850 Ramtron Drive
     Colorado Springs, CO 80921
        Attn:  LuAnn D. Hanson, Chief Financial Officer
        Tel:  (719) 481-7000
        Fax:  (719) 481-9170

     with a copy to:

       Coudert Brothers LLP
       950 Seventeenth Street
       Suite 1800
       Denver, Colorado 80202
       Attn:  John A. St. Clair, Esq.
       Tel:  (303) 260-6221
       Fax:  (303) 607-1080

and if to the Holder, to such address as shall be designated by the Holder in writing to the Company.


                                    Page-9

12.  Applicable Law.

This Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

13.  Most Favored Nations.

The rights of the Purchaser and the obligations of the Company set forth in
Section 7.11 of the Securities Purchase Agreement are hereby incorporated by reference and made a part of this Warrant.

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the 28th day of March, 2002.

RAMTRON INTERNATIONAL CORPORATION


By:  /S/  William W. Staunton, III
   -------------------------------
Name:  William W. Staunton, III
Title:  CEO


                                    Page-10

                             EXHIBIT A to WARRANT

                               EXERCISE NOTICE

The undersigned Holder hereby irrevocably exercises the right to purchase of the shares of Common Stock ("Warrant Shares") of RAMTRON INTERNATIONAL CORPORATION evidenced by the attached Warrant (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

    /   /   a Cash Exercise with respect to XXXXXX Warrant Shares; and/or

    /   /   a Cashless Exercise with respect to XXXXXXX Warrant Shares, as permitted by Section 5(b) of the attached Warrant.

2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the sum of $XXXXXXXX to the Company in accordance with the terms of the Warrant.


Date:
       ------------------------

------------------------------------------
Name of Registered Holder

By:
    --------------------------------------
       Name:
       Title:


                                    Page-11

                              EXHIBIT B to WARRANT

                                TRANSFER NOTICE


FOR VALUE RECEIVED, the undersigned Holder of the attached Warrant hereby sells, assigns and transfers unto the person or persons named below the right
to purchase            shares of the Common Stock of RAMTRON INTERNATIONAL
CORPORATION evidenced by the attached Warrant.

Date:
      ---------------------------

--------------------------------------
Name of Registered Holder


By:
    ---------------------------------
Name:
Title:

Transferee Name and Address:

---------------------------------

---------------------------------

---------------------------------


                                    Page-12